Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 of our report dated September 15, 1998, except as to certain subsequent events described in Note 16, which is as of February 1, 1999, relating to the financial statements of Ravenswood Winery, Inc., which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Odenberg, Ullakko, Muranishi & Co. LLP has not prepared or certified such "Selected Financial Data."



ODENBERG, ULLAKKO, MURANISHI & CO. LLP
San Francisco, California
March 16, 1999